Exhbit 99.1


Press Contacts:

Peter Huie
MaxWorldwide, Inc.
(310) 566-2002
phuie@maxworldwide.com
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           MaxWorldwide to File Form 15 to Deregister its Common Stock
                     with Securities and Exchange Commission


Greenwich, CT - March 22, 2004 - MaxWorldwide, Inc. (MAXW.PK), announced that it intends to file a Form 15 with the Securities and Exchange Commission on March 30, 2004 to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company expects the deregistration to become effective within 90 days of the filing with the SEC.

As a result of the Form 15 filing, the Company's obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q, and 8-K, will immediately cease. While the Form 15 certification has a 90-day pendency prior to effectiveness, the Company's obligation to file periodic and current reports will cease at the time of filing. Accordingly, the Company will not file an Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The Company expects to realize significant cost savings as a result of being relieved of its SEC periodic reporting requirements. The Company currently incurs significant costs in having its common stock registered, including costs of independent auditors, legal counsel and various indirect costs.

The Company has filed a certificate of dissolution with the Delaware Secretary of State pursuant to a Plan of Liquidation and Dissolution approved by the stockholders last year. As previously announced, the Company has declared a special distribution of $0.50 per share, payable to stockholders of record as of March 15, 2004. The Company has ceased operations and does not intend to carry on any business other than completing its dissolution.

The Company's common stock currently is quoted in the Pink Sheets. Following the filing of the Form 15 on March 30, 2004, there is no guarantee that broker-dealers will continue to make a market for the Company's common stock in the Pink Sheets. As a result, shareholders may be faced with more limited opportunities to liquidate their investments in the Company. Shareholders may not be able to liquidate their investment in the Company should the need arise at a given time. The Company does not intend to file its Form 15 until March 30, 2004. Until this time, the Company expects that broker-dealers will continue making a market for its common stock in the Pink Sheets.


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This press release includes forward-looking statements concerning MaxWorldwide that involve risks, uncertainties and assumptions about MaxWorldwide. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. MaxWorldwide does not assume any obligation, nor does MaxWorldwide intend, to update any of these forward-looking statements.